Exhibit 99.1

Whole Earth Brands Reports Fourth Quarter and Full Year 2021 Results and Provides 2022 Guidance

Chicago, Illinois – March 14, 2022 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles through premium plant-based sweeteners, flavor enhancers and other foods, today announced its financial results for its fourth quarter and full year ended December 31, 2021. The Company also provided initial 2022 guidance.

Full Year Highlights

•	Reported consolidated revenue growth of 79%, including strategic acquisitions
•	Branded CPG proforma organic constant currency revenue growth of approximately 12% on a two-year stacked basis versus 2019 and approximately 1% compared to 2020
•	Flavors & Ingredients revenue growth of approximately 7% compared to 2020
•	Operating income of $22.8 million and adjusted EBITDA of $82.2 million, an increase of approximately 51%

Fourth Quarter Highlights

•	Reported consolidated revenue growth of 75%, including strategic acquisitions
•	Branded CPG proforma organic constant currency revenue growth of approximately 9% on a two-year stacked basis versus 2019 and a decrease of approximately 4% compared to 2020
•	Flavors & Ingredients revenue growth of approximately 21% compared to 2020
•	Operating income of $6.4 million and adjusted EBITDA of $20.6 million, an increase of approximately 47%

Irwin D. Simon, Executive Chairman, stated, “In the 18 months since our business combination, we have significantly grown revenue and adjusted EBITDA, and transformed the business through two successful acquisitions, all while managing through a complex environment. Looking ahead to 2022, we are well positioned with our diversified and resilient global platform that has a market presence in approximately 100 countries and is focused on driving profitable growth, establishing formal environmental, social and governance practices, and creating value for shareholders.”

Albert Manzone, Chief Executive Officer, commented, “We made great strides this year to expand our reach and drive distribution gains by leveraging our broad product assortment and innovations across all geographies to service a global base of diverse customers utilizing all sales channels. To complement our commercial efforts, we continue to execute, and have accelerated, our North American Supply Chain Reinvention leveraging the increased scale from the Swerve and Wholesome acquisitions to ensure that we remain well positioned to meet future demand despite a challenging supply chain environment.”

Mr. Manzone continued, “The power of our portfolio of brands, geographies, channels and segments allowed us to deliver revenue and adjusted EBITDA within our guidance, despite headwinds from product supply and rising supply chain costs. Heading into 2022, we expect our recent pricing actions and productivity improvements will offset current inflationary pressures. We remain laser focused on executing our strategies to deliver on our short and long-term objectives.”

Mr. Manzone continued, “The power of our portfolio of brands, geographies, channels and segments allowed us to deliver revenue and adjusted EBITDA within our guidance, despite headwinds from product supply and rising supply chain costs. Heading into 2022, we expect our recent pricing actions will offset current inflationary pressures and we will continue to execute our strategies to deliver on our short and long-term objectives.”

FOURTH QUARTER 2021 RESULTS

The Company’s reported consolidated financials reflect the completed acquisitions of Swerve on November 10, 2020 and Wholesome on February 5, 2021 from those respective dates. Proforma comparisons include the impact of these acquisitions for both the current and prior year periods.

•	Consolidated product revenues were $132.7 million, an increase of 75.3% on a reported basis, as compared to the prior year fourth quarter. On a proforma basis, organic constant currency product revenues were flat with the prior year fourth quarter.
•	Reported gross profit was $38.7 million, compared to $25.2 million in the prior year fourth quarter. The increase was largely driven by contributions from the Swerve and Wholesome acquisitions and a $5.9 million favorable change in non-cash purchase accounting adjustments related to inventory revaluations, partially offset by $6.2 million of costs associated with our supply chain reinvention project.
•	Gross profit margin was 29.2% in the fourth quarter of 2021, compared to 33.3% in the prior year period. Adjusted gross profit margin was 34.0%, down from 42.0% in the prior year due primarily to the inclusion of Wholesome in 2021, which has lower margins, and other product mix.
•	Consolidated operating income was $6.4 million compared to an operating loss of $6.9 million in the prior year fourth quarter and consolidated net loss was $0.4 million in the fourth quarter of 2021 compared to a net loss of $5.1 million in the prior year period.
•	Consolidated Adjusted EBITDA of $20.6 million increased 47.5% driven by contributions from the Swerve and Wholesome acquisitions and revenue growth, partially offset by higher bonus expense compared to 2020.

SEGMENT RESULTS

Branded CPG Segment

Branded CPG segment product revenues increased $52.3 million, or 98.1%, to $105.6 million for the fourth quarter of 2021, compared to $53.3 million for the same period in the prior year, driven primarily by the addition of Swerve and Wholesome. On a proforma basis, organic constant currency product revenue decreased 4.3% compared to the prior year fourth quarter primarily due to temporary supply constraints that were partially offset by solid volume growth at Wholesome. On a two-year stacked basis, when comparing fourth quarter 2021 to fourth quarter 2019, Branded CPG segment proforma organic constant currency revenue increased 9.1% driven by volume growth.

Operating income was $4.4 million in the fourth quarter of 2021 compared to operating income of $6.2 million for the same period in the prior year. The decrease was driven by temporary supply constraints, higher bonus expense, and costs associated with our supply chain reinvention project, partially offset by contributions from the acquired Swerve and Wholesome businesses, and lower purchase accounting adjustments.

Flavors & Ingredients Segment

Flavors & Ingredients segment product revenues increased 21.2% to $27.1 million for the fourth quarter of 2021, compared to $22.4 million for the same period in the prior year primarily due to strong volume growth across all product categories including licorice extracts, pure derivatives and the Magnasweet product lines driven by innovation and commercial expansion.

Operating income was $7.6 million in the fourth quarter of 2021, compared to an operating loss of $2.0 million in the prior year period primarily due to a $5.9 million favorable change in purchase accounting adjustments related to inventory revaluations, revenue growth and lower operating costs.

Corporate

Corporate expenses for the fourth quarter of 2021 were $5.7 million, compared to $11.1 million of expenses in the prior year period. The decrease is primarily due to lower M&A transaction fees and non-recurring public company readiness expenses.

FULL YEAR 2021 RESULTS

The Company’s consolidated financial results reflect both predecessor and successor periods indicative of the June 25, 2020 business combination date. The full year results discussed below compare the results for the year ended December 31, 2021 to the combined year ended December 31, 2020, which includes the successor period from June 26, 2020 through December 31, 2020 and the predecessor period from January 1, 2020 through June 25, 2020.

Additionally, the Company’s consolidated reported financial results reflect the completed acquisitions of Swerve on November 10, 2020 and Wholesome on February 5, 2021 from those respective dates onwards. Proforma comparisons include the impact of both acquisitions for both the current and prior full years.

•	Consolidated product revenues were $494.0 million, an increase of 79.3% compared to the full year 2020. On a proforma basis, organic constant currency product revenue increased 2.0%, compared to the prior year.

o	Branded CPG segment product revenues were $389.2 million, an increase of 119.1%, reflecting the acquisitions of Wholesome and Swerve. On a proforma basis, organic constant currency product revenues increased 0.7% compared to the prior year and grew 11.9% on a two-year stacked basis as compared to the full year 2019 driven by portfolio innovation and distribution gains.

o	Flavors & Ingredients segment product revenues were $104.8 million, an increase of 7.1% as compared to the prior year, driven by product innovation and commercial expansion.

•	Reported gross profit was $158.8 million, an increase of $62.5 million from $96.3 million in the prior year, and gross profit margin was 32.1% in the full year ended December 31, 2021 as compared to 34.9% in the prior year. Adjusted gross profit margin was 34.5%, down from 42.0% in the prior year driven primarily by the inclusion of Wholesome.

•	Consolidated operating income was $22.8 million compared to an operating loss of $44.3 million in the prior year and consolidated net income was $0.1 million for the year ended December 31, 2021 compared to a net loss of $42.6 million in the prior year.

•	Consolidated Adjusted EBITDA increased 50.7% to $82.2 million driven by contributions from the acquired Swerve and Wholesome businesses and revenue growth, partially offset by higher bonus expense.

Balance Sheet

As of December 31, 2021, the Company had cash and cash equivalents of $28.3 million and $383.5 million of long-term debt, net of unamortized debt issuance costs.

Outlook

The Company is providing its initial outlook for full year 2022, which includes the full year impact of its recent acquisition of Wholesome. The outlook includes expectations for growth on a proforma organic basis. The Company defines proforma organic growth to be as if the Company owned Wholesome for the full year 2021. The Company’s 2022 outlook is as follows:

•	Net Product Revenues: $530 million to $545 million (representing reported growth of 7% to 10%, and proforma organic growth of 3% to 6%)
•	Adjusted EBITDA: $84 million to $87 million

•	Capital Expenditures: Approximately $10 million

Outlook is provided in the context of greater than usual volatility as a result of current geo-political events and the on-going COVID-19 pandemic.

Conference Call Details

The Company will host a conference call and webcast to review its fourth quarter and full year results today, March 14, 2022 at 8:30 am ET. The conference call can be accessed live over the phone by dialing (877) 705-6003 or for international callers by dialing (201) 493-6725. A replay of the call will be available until March 28, 2022 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13726948.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to premium plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth Sweetener®, Wholesome®, Swerve®, Pure Via®, Equal® and Canderel®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statements include, but are not limited to, the statements made by Messrs. Simon and Manzone, and our 2022 guidance. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to achieve the anticipated benefits of the integration of Wholesome and Swerve in a timely manner or at all; the ongoing conflict in Ukraine and related economic disruptions and new governmental regulations on our business, including but not limited to the potential impact on our sales, operations and supply chain; adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability in certain countries, that could affect our global markets and the potential adverse economic impact and related uncertainty caused by these items; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way the Company operates; and the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Media Relations Contact:

KWT Global

Larry Larsen

312-497-0655

llarsen@kwtglobal.com

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, purchase accounting charges, transaction related costs, long-term incentive expense, non-cash pension expenses, severance and related expenses associated with a restructuring, public company readiness, M&A transaction expenses and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the Company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the Company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate our product revenue results on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our product revenue results, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency product revenue results using the prior period exchange rates and comparing these adjusted amounts to our current period reported product revenues.

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, as well as certain other items that arise outside of the ordinary course of our continuing operations specifically described below:

o	Asset impairment charges: We exclude the impact of charges related to the impairment of goodwill and other long-lived intangible assets. Impairment charges during the calendar year 2020 were incurred only during the predecessor period. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

o	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the revaluation of inventory at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Transaction-related expenses: We exclude transaction-related expenses including transaction bonuses that were paid for by the seller of the businesses acquired by the Company on June 25, 2020. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Long-term incentive plan: We exclude the impact of costs relating to the long-term incentive plan. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Public company readiness: We exclude non-recurring organization and consulting costs incurred to establish required public company capabilities. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Brand Introduction expenses: To measure operating performance, we exclude the Company’s sampling program costs with Starbucks. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

o	Restructuring: To measure operating performance, we exclude restructuring costs. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	M&A transaction expenses: We exclude expenses directly related to the acquisition of businesses after the business combination on June 25, 2020. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Supply chain reinvention: To measure operating performance, we exclude certain one-time and other costs associated with reorganizing our North America Branded CPG operations and facilities in connection with our supply chain reinvention program, which will drive long-term productivity and cost savings. These costs for 2021 include incremental expenses such as hiring, training and other temporary costs primarily related to taking control over production that was previously outsourced to a contract manufacturer. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

o	Other items: To measure operating performance, we exclude certain expenses and include certain gains that we believe are operational in nature. We believe the exclusion or inclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to Net Income under “Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, share-based compensation expense, impairment of assets, acquisition-related charges and COVID-19 related expenses. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Adjusted Gross Profit Margin: We define Adjusted Gross Profit Margin as Gross Profit excluding all cash and non-cash adjustments, impacting Cost of Goods Sold, included in the Adjusted EBITDA reconciliation, as a percentage of Product Revenues, net. Such adjustments include: depreciation, purchase accounting adjustments, long term incentives and other items adjusted by management to better understand our financial results.

The Company cannot reconcile its expected Adjusted Gross Profit Margin to Gross Profit Margin under “Outlook” without unreasonable effort because certain items that impact Gross Profit Margin and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time. These items include, but are not limited to, share-based compensation expense, impairment of assets, acquisition-related charges and COVID-19 related expenses. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Whole Earth Brands, Inc.

Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$28,296	$16,898
Accounts receivable (net of allowances of $1,285 and $955, respectively)	69,590	56,423
Inventories	212,930	111,699
Prepaid expenses and other current assets	7,585	5,045
Total current assets	318,401	190,065

Property, Plant and Equipment, net	58,503	47,285

Other Assets
Operating lease right-of-use assets	26,444	12,193
Goodwill	242,661	153,537
Other intangible assets, net	266,939	184,527
Deferred tax assets, net	1,993	2,671
Other assets	7,638	6,260
Total Assets	$922,579	$596,538

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$55,182	$25,200
Accrued expenses and other current liabilities	30,733	29,029
Contingent consideration payable	54,113	—
Current portion of operating lease liabilities	7,950	3,623
Current portion of long-term debt	3,750	7,000
Total current liabilities	151,728	64,852
Non-Current Liabilities
Long-term debt	383,484	172,662
Warrant liabilities	2,053	—
Deferred tax liabilities, net	35,090	23,297
Operating lease liabilities, less current portion	22,575	11,324
Other liabilities	13,778	15,557
Total Liabilities	608,708	287,692
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 38,871,646 and 38,426,669 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	4	4
Additional paid-in capital	330,616	325,679
Accumulated deficit	(26,436)	(25,442)
Accumulated other comprehensive income	9,687	8,605
Total stockholders’ equity	313,871	308,846
Total Liabilities and Stockholders’ Equity	$922,579	$596,538

Whole Earth Brands, Inc.

Consolidated and Combined Statements of Operations

(In thousands of dollars, except for per share data)

	(Successor)				(Predecessor)
	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020
Product revenues, net	$132,714	$75,688	$493,973	$147,168	$128,328
Cost of goods sold	93,994	50,520	335,218	101,585	77,627
Gross profit	38,720	25,168	158,755	45,583	50,701

Selling, general and administrative expenses	27,568	27,789	113,141	44,616	43,355
Amortization of intangible assets	4,763	3,180	18,295	6,021	4,927
Asset impairment charges	—	—	—	—	40,600
Restructuring and other expenses	—	1,052	4,503	1,052	—

Operating income (loss)	6,389	(6,853)	22,816	(6,106)	(38,181)

Change in fair value of warrant liabilities	454	—	29	—	—
Interest expense, net	(6,562)	(2,210)	(24,589)	(4,371)	(238)
Loss on extinguishment and debt transaction costs	—	—	(5,513)	—	—
Other income (expense), net	476	(346)	196	(578)	801
Income (loss) before income taxes	757	(9,409)	(7,061)	(11,055)	(37,618)
Provision (benefit) for income taxes	1,150	(4,312)	(7,144)	(2,618)	(3,482)
Net (loss) income	$(393)	$(5,097)	$83	$(8,437)	$(34,136)

Net (loss) earnings per share:
Basic	$(0.01)	$(0.13)	$0.00	$(0.22)
Diluted	$(0.01)	$(0.13)	$0.00	$(0.22)

Whole Earth Brands, Inc.

Consolidated and Combined Statements of Cash Flows

(In thousands of dollars)

	(Successor)		(Predecessor)
	Year Ended December 31, 2021	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019
Operating activities
Net income (loss)	$83	$(8,437)	$(34,136)	$30,812
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	8,715	1,262	—	—
Depreciation	4,727	1,652	1,334	3,031
Amortization of intangible assets	18,295	6,021	4,927	10,724
Deferred income taxes	(12,300)	(2,842)	(5,578)	(10,500)
Asset impairment charges	—	—	40,600	—
Amortization of inventory fair value adjustments	(3,396)	12,613	—	—
Non-cash loss on extinguishment of debt	4,435	—	—	—
Change in fair value of warrant liabilities	(29)	—	—	—
Changes in current assets and liabilities:
Accounts receivable	964	(4,554)	7,726	1,311
Inventories	(22,957)	(5,305)	3,576	2,004
Prepaid expenses and other current assets	(1,030)	(2,066)	3,330	(3,097)
Accounts payable, accrued liabilities and income taxes	12,050	(7,939)	507	(3,057)
Other, net	(75)	150	(2,378)	437
Net cash provided by (used in) operating activities	9,482	(9,445)	19,908	31,665

Investing activities
Capital expenditures	(12,198)	(4,489)	(3,532)	(4,037)
Acquisitions, net of cash acquired	(190,231)	(456,508)	—	—
Proceeds from sale of fixed assets	4,516	—	—	—
Transfer from trust account	—	178,875	—	—
Net cash used in investing activities	(197,913)	(282,122)	(3,532)	(4,037)

Financing activities
Proceeds from revolving credit facility	25,000	47,855	3,500	1,500
Repayments of revolving credit facility	(47,855)	—	(8,500)	—
Long-term borrowings	375,000	140,000	—	—
Repayments of long-term borrowings	(139,314)	(3,500)	—	—
Debt issuance costs	(11,589)	(7,139)	—	—
Proceeds from sale of common stock and warrants	1	75,000	—	—
Tax withholdings related to net share settlements of stock-based awards	(1,913)	—	—	—
Funding to Parent, net	—	—	(11,924)	(25,442)
Net cash provided by (used in) financing activities	199,330	252,216	(16,924)	(23,942)

Whole Earth Brands, Inc.

Consolidated and Combined Statements of Cash Flows (Continued)

(In thousands of dollars)

	(Successor)		(Predecessor)
	Year Ended December 31, 2021	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020	Year Ended December 31, 2019
Effect of exchange rate changes on cash and cash equivalents	499	714	215	(496)
Net change in cash and cash equivalents	11,398	(38,637)	(333)	3,190
Cash and cash equivalents, beginning of period	16,898	55,535	10,395	7,205
Cash and cash equivalents, end of period	$28,296	$16,898	$10,062	$10,395

Supplemental disclosure of cash flow information
Interest paid	$21,203	$3,328	$798	$—
Taxes paid, net of refunds	$4,523	$3,091	$2,244	$4,571
Supplemental disclosure of non-cash investing
Non-cash capital expenditures	$3,796	$—	$—	$—

Whole Earth Brands, Inc.

Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	(Successor)				(Predecessor)
	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2021	From June 26, 2020 to December 31, 2020	From January 1, 2020 to June 25, 2020
Product revenues, net	$132,714	$75,688	$493,973	$147,168	$128,328
Net income (loss)	$(393)	$(5,097)	$83	$(8,437)	$(34,136)
(Benefit) provision for income taxes	1,150	(4,312)	(7,144)	(2,618)	(3,482)
Other expense (income)	(476)	346	(196)	578	(801)
Loss on extinguishment and debt transaction costs	-	-	5,513	-	-
Interest expense, net	6,562	2,210	24,589	4,371	238
Change in fair value of warrant liabilities	(454)	-	(29)	-	-
Operating income (loss)	6,389	(6,853)	22,816	(6,106)	(38,181)
Depreciation	1,497	855	4,727	1,652	1,334
Amortization of intangible assets	4,763	3,180	18,295	6,021	4,927
Asset impairment charges	-	-	-	-	40,600
Purchase accounting adjustments	(2,514)	3,911	(3,396)	12,613	-
Transaction related expenses	-	431	415	1,314	10,348
Long term incentive plan	1,694	1,798	9,423	2,155	562
Non-cash pension expense	237	98	237	130	335
Severance and related expenses	-	425	-	791	1,105
Public company readiness	945	2,370	3,303	4,583	569
Brand introduction costs	-	-	-	229	1,131
Restructuring	-	1,052	4,503	1,052	-
M&A transaction expenses	519	4,985	10,956	5,068	-
Supply Chain Reinvention	6,169	-	7,931	-	-
Other items	933	1,739	2,996	1,671	634
Adjusted EBITDA	$20,632	$13,990	$82,206	$31,171	$23,366

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

	Three Months Ended December 31,

			$ change			% change
Product revenues, net	2021	2020	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$105,589	$53,300	$52,289	$52,665	$(376)	98.1%	98.8%	-0.7%
Flavors & Ingredients	27,125	22,388	4,737	4,737	-	21.2%	21.2%	0.0%
Combined	$132,714	$75,688	$57,026	$57,402	$(376)	75.3%	75.8%	-0.5%

Proforma Organic(1)
Branded CPG	$105,589	$110,750	$(5,161)	$(4,785)	$(376)	-4.7%	-4.3%	-0.3%
Flavors & Ingredients	27,125	22,388	4,737	4,737	-	21.2%	21.2%	0.0%
Combined	$132,714	$133,138	$(424)	$(48)	$(376)	-0.3%	0.0%	-0.3%

	Twelve Months Ended December 31,

			$ change			% change
Product revenues, net	2021	2020	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$389,174	$177,606	$211,568	$206,357	$5,211	119.1%	116.2%	2.9%
Flavors & Ingredients	104,799	97,890	6,909	6,909	-	7.1%	7.1%	0.0%
Combined	$493,973	$275,496	$218,477	$213,266	$5,211	79.3%	77.4%	1.9%

Proforma Organic(1)
Branded CPG	$409,548	$401,449	$8,099	$2,888	$5,211	2.0%	0.7%	1.3%
Flavors & Ingredients	104,799	97,890	6,909	6,909	-	7.1%	7.1%	0.0%
Combined	$514,347	$499,339	$15,008	$9,797	$5,211	3.0%	2.0%	1.0%

(1)	Product revenues, net shown on a like for like basis, including the impact of both acquisitions for all periods in both the current and prior year periods
(2)	The "foreign exchange" amounts presented, reflect the estimated impact from fluctuations in foreign currency exchange rates on product revenues.

Whole Earth Brands, Inc.

GAAP to Adjusted EBITDA Reconciliation

(In thousands of dollars)

	Three Months Ended December 31, 2020				Three Months Ended December 31, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$ 75,688	$ -	$ -	$ 75,688	$ 132,714	$ -	$ -	$ 132,714	$ 57,026	75.3%
Cost of goods sold	50,520	(5,035)	(1,555)	43,930	93,994	(775)	(5,693)	87,526	43,596	99.2%
Gross profit	25,168	5,035	1,555	31,758	38,720	775	5,693	45,188	13,430	42.3%
Gross profit margin %	33.3%			42.0%	29.2%			34.0%		(7.9%)
Selling, general and administrative expenses	27,789	(1,091)	(8,930)	17,768	27,568	(1,461)	(1,552)	24,555	6,787	38.2%
Amortization of intangible assets	3,180	(3,180)	-	-	4,763	(4,763)	-	-	-	-
Asset impairment charges	-	-	-	-	-	-	-	-	-	-
Restructuring and other non-recurring expenses	1,052	-	(1,052)	-	-	-	-	-	-	-
Operating income	$ (6,853)	$ 9,305	$ 11,537	$ 13,990	$ 6,389	$ 6,999	$ 7,245	$ 20,632	$ 6,643	47.5%
Operating margin %	(9.1%)			18.5%	4.8%			15.5%		(2.9%)

	Twelve Months Ended December 31, 2020				Twelve Months Ended December 31, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$ 275,496	$ -	$ -	$ 275,496	$ 493,973	$ -	$ -	$ 493,973	$ 218,477	79.3%
Cost of goods sold	179,212	(15,868)	(3,622)	159,722	335,218	(3,293)	(8,571)	323,354	163,631	102.4%
Gross profit	96,284	15,868	3,622	115,774	158,755	3,293	8,571	170,619	54,846	47.4%
Gross profit margin %	34.9%			42.0%	32.1%			34.5%		(7.5%)
Selling, general and administrative expenses	87,971	(1,458)	(25,277)	61,236	113,141	(10,519)	(14,209)	88,413	27,177	44.4%
Amortization of intangible assets	10,948	(10,948)	-	-	18,295	(18,295)	-	-	-	-
Asset impairment charges	40,600	(40,600)	-	-	-	-	-	-	-	-
Restructuring and other non-recurring expenses	1,052	-	(1,052)	-	4,503	(358)	(4,145)	-	-	-
Operating income	$ (44,287)	$ 68,873	$ 29,951	$ 54,537	$ 22,816	$ 32,465	$ 26,926	$ 82,206	$ 27,669	50.7%
Operating margin %	(16.1%)			19.8%	4.6%			16.6%		(3.2%)

Whole Earth Brands, Inc.

Adjustments to Operating Income by Income Statement Line and Nature

(In thousands of dollars)

	Three Months Ended December 31, 2020						Three Months Ended December 31, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair-ment	Restruct-uring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair-ment	Restruct-uring	Operating Income
Depreciation	$ 855	$ -	$ -	$ -	$ -	$ 855	$ 873	$ 623	$ -	$ -	$ -	$ 1,496
Amortization of intangible assets	-	-	3,180	-	-	3,180	-	-	4,763	-	-	4,763
Asset impairment charges	-	-	-	-	-	-	-	-	-	-	-	-
Restructuring	-	-	-	-	-	-	-	-	-	-	-	-
Non-cash pension expense	-	98	-	-	-	98	-	237	-	-	-	237
Long term incentive plan	269	993	-	-	-	1,262	1,106	587	-	-	-	1,694
Purchase accounting costs	3,911	-	-	-	-	3,911	(2,514)	-	-	-	-	(2,514)
Other items	-	-	-	-	-	-	1,309	13	-	-	-	1,322
Total non-cash adjustments	$ 5,035	$ 1,091	$ 3,180	$ -	$ -	$ 9,305	$ 775	$ 1,461	$ 4,763	$ -	$ -	$ 6,999
Cash adjustments
Restructuring	-	-	-	-	1,052	1,052	-	-	-	-	-	-
Long term incentive plan	139	397	-	-	-	536	-	-	-	-	-	-
Transaction related expenses	-	431	-	-	-	431	-	-	-	-	-	-
Severance and related expenses	-	425	-	-	-	425	-	-	-	-	-	-
Public company readiness	-	2,370	-	-	-	2,370	-	945	-	-	-	945
Brand introduction costs	-	-	-	-	-	-	-	-	-	-	-	-
M&A transaction expenses	-	4,985	-	-	-	4,985	-	520	-	-	-	520
Supply Chain Reinvention	-	-	-	-	-	-	6,160	9	-	-	-	6,169
Other items	1,416	323	-	-	-	1,739	(467)	79	-	-	-	(388)
Total cash adjustments	$ 1,555	$ 8,930	$ -	$ -	$ 1,052	$ 11,537	$ 5,693	$ 1,552	$ -	$ -	$ -	$ 7,245
Total adjustments	$ 6,590	$ 10,021	$ 3,180	$ -	$ 1,052	$ 20,843	$ 6,468	$ 3,013	$ 4,763	$ -	$ -	$ 14,243

	Twelve Months Ended December 31, 2020						Twelve Months Ended December 31, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair-ment	Restruct-uring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Asset impair-ment	Restruct-uring	Operating Income
Depreciation	$ 2,986	$ -	$ -	$ -	$ -	$ 2,986	$ 3,858	$ 868	$ -	$ -	$ -	$ 4,726
Amortization of intangible assets	-	-	10,948	-	-	10,948	-	-	18,295			18,295
Asset impairment charges	-	-	-	40,600	-	40,600	-	-	-	-	-	-
Restructuring	-	-	-	-	-	-	-	-	-	-	358	358
Non-cash pension expense	-	465	-	-	-	465	-	237	-	-	-	237
Long term incentive plan	269	993	-	-	-	1,262	1,380	8,139	-	-	-	9,519
Purchase accounting costs	12,613	-	-	-	-	12,613	(3,396)	-	-	-	-	(3,396)
Other items	-	-	-	-	-	-	1,450	1,275	-	-	-	2,725
Total non-cash adjustments	$ 15,868	$ 1,458	$ 10,948	$ 40,600	$ -	$ 68,873	$ 3,293	$ 10,519	$ 18,295	$ -	$ 358	$ 32,465
Cash adjustments
Restructuring	-	-	-	-	1,052	1,052	-	-	-	-	4,145	4,145
Long term incentive plan	186	1,269	-	-	-	1,455	(22)	(75)	-	-	-	(97)
Transaction related expenses	433	11,229	-	-	-	11,662	-	415	-	-	-	415
Severance and related expenses	-	1,897	-	-	-	1,897	-	-	-	-	-	-
Public company readiness	-	5,152	-	-	-	5,152	-	3,303	-	-	-	3,303
Brand introduction costs	1,360	-	-	-	-	1,360	-	-	-	-	-	-
M&A transaction expenses	-	5,068	-	-	-	5,068	-	10,957	-	-	-	10,957
Supply Chain Reinvention	-	-	-	-	-	-	7,923	9	-	-	-	7,931
Other items	1,643	662	-	-	-	2,305	670	(399)	-	-	-	272
Total cash adjustments	$ 3,622	$ 25,277	$ -	$ -	$ 1,052	$ 29,951	$ 8,571	$ 14,209	$ -	$ -	$ 4,145	$ 26,926
Total adjustments	$ 19,490	$ 26,735	$ 10,948	$ 40,600	$ 1,052	$ 98,824	$ 11,864	$ 24,728	$ 18,295	$ -	$ 4,503	$ 59,390

Note – The twelve months ended December 31, 2020 combines the successor period from June 26, 2020 through December 31, 2020 and the predecessor period from January 1, 2020 through June 25, 2020.

Non-cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are non-cash in nature. Such items include depreciation, amortization of intangibles, asset impairment charges, non-cash pension expense, long-term incentive plan expenses (stock-based compensation) and purchase accounting adjustments.

Cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are one-off, non-recurring in nature, but have been or will be settled in cash.